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                                      EXHIBIT 11
                                 EAGLE FINANCE CORP.

                         COMPUTATION OF NET INCOME PER SHARE
              For the Three and Six Months Ended June 30, 1997 and 1996
                                     (Unaudited)

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                                                                   THREE MONTHS             SIX MONTHS
                                                                   ENDED JUNE 30,          ENDED JUNE 30,
                                                                 -----------------     -------------------
                                                                   1997       1996       1997        1996
                                                                 --------     ----     --------     ------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Income data:
1.  Income (loss) before income taxes........................    $  (450)     $151     $(1,958)     $  290
2.  Applicable income taxes..................................         --        27          --          79
                                                                 --------     ----     --------     ------
3.  Net income...............................................    $  (450)     $124      (1,958)     $  211
                                                                 --------     ----     --------     ------
                                                                 --------     ----     --------     ------
Number of outstanding shares:
4.  Weighted average common shares
    outstanding, adjusted for stock splits...................      4,189     4,189       4,189       4,189

5.  Weighted average shares of treasury
    stock outstanding, adjusted for stock splits.............         --        --          --          --
6.  Weighted average shares reserved for stock
    options (utilizing the treasury stock method)............         --        --          --           3

7.  Common shares outstanding (Line 4-5+6)...................      4,189     4,189       4,189       4,192

Net income per share:
8.  Net income (loss) per common shares (Line 3/4)...........     $(0.11)    $0.03      $(0.47)       $0.05
9.  Fully diluted net income (loss) per common (Line 3/7)....     $(0.11)    $0.03      $(0.47)       $0.05

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